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EXHIBIT (12)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES                                                Sprint Corporation
(Unaudited)

                                                             Quarters Ended,                 Year-to-Date,
                                                                June 30,                        June 30,
                                                     ---------------------------------------------------------------
                                                            2003            2002            2003            2002
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                                                                                               (millions)
Earnings
   Income (loss) from continuing
     operations before income taxes                  $        (2)    $        7      $       156     $       181
   Capitalized interest                                      (20)           (27)             (40)            (59)
   Net losses in equity method
     investees                                                10             82               28             102
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Subtotal                                                     (12)            62              144             224
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Fixed charges
   Interest charges                                          377            420              771             771
   Interest factor of operating rents                         93            101              188             200
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Total fixed charges                                          470            521              959             971
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Earnings, as adjusted                                $       458     $      583      $     1,103     $     1,195
                                                     ---------------------------------------------------------------

Ratio of earnings to fixed charges                             -           1.12             1.15            1.23
                                                     ---------------------------------------------------------------



Note:The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before income taxes, plus net losses in equity method investees, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents.
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